Exhibit 99.1

FOR IMMEDIATE RELEASE April 4, 2017	Edgewell Personal Care 1350 Timberlake Manor Parkway St. Louis, MO 63017

EDGEWELL PERSONAL CARE APPOINTS COLIN HUTCHISON AS CHIEF OPERATING OFFICER

ST. LOUIS, April 4, 2017 -- Edgewell Personal Care Company (NYSE: EPC) today announced that Colin Hutchison, Vice President of Commercial International, has been appointed to serve in the newly created role of Chief Operating Officer, effective April 4, 2017. In this role, Mr. Hutchison will lead and execute on the Company’s integrated global business strategy as well as lead the global commercial, marketing and operations organizations to best position Edgewell to deliver on its strategic priorities. Mr. Hutchison will report directly to David Hatfield, Chairman, CEO and President of Edgewell Personal Care.
Mr. Hutchison brings nearly 30 years of operational and leadership experience in consumer goods to the COO role, including 13 years with the Edgewell business. As VP of Commercial International, he has been responsible for leading Edgewell’s operations in the EMEA and Asia Pacific regions where, under his leadership, Edgewell’s business has expanded considerably. Prior to serving in this role, Colin headed the Company’s global private label wet shave business where he reshaped the portfolio and developed a roadmap for growth through new product development and distribution expansion.

“We are very pleased to appoint Colin to the newly-created role of COO,” said Mr. Hatfield. “His leadership over the years has been instrumental in Edgewell’s development and growth, and I’m confident that he is the right person to step into this new role and ensure the Company operates with the utmost effectiveness. With Colin taking on this new role, I will be able to focus even more of my energy on our corporate growth strategies and initiatives. I look forward to continuing to work closely with Colin so we can deliver enhanced shareholder value by operating efficiently, innovating and driving growth across our portfolio.”

Mr. Hutchison said, “I am excited to take on the role of COO at this time of progress and potential for Edgewell. The pace of change in our industry and Company is dramatic, and it requires us to optimize our organization to execute with agility, simplicity, and efficiency. I look forward to this opportunity to help deliver on Edgewell’s vision and strategies.”

About Colin Hutchison
Mr. Hutchison, age 59, joined the Company in 2004. He has served as Edgewell Personal Care’s Vice President Commercial, International since July 1, 2015. From January 2011 to July 1, 2015, Mr. Hutchison served as Vice President and General Manager of the Company’s Private Brands Group. Prior to that, he served as Vice President for Schick-Wilkinson Sword and Personal Care in Europe from 2004 to 2010. Prior to joining the Company, Mr. Hutchison held various positions at consumer goods businesses based in Europe including United Biscuits and the Campbell’s Soup Company.

About Edgewell™ Personal Care
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b® feminine care products; Banana Boat®, Hawaiian Tropic®, and Bulldog® sun and skin care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.

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Chris Gough
Vice President, Investor Relations
(203) 944-5706